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Blucora, inc.
(Name of Registrant as Specified in Its Charter)

ANCORA CATALYST INSTITUTIONAL, LP

ANCORA CATALYST, LP

ANCORA MERLIN INSTITUTIONAL, LP

ANCORA MERLIN, LP

ANCORA ALTERNATIVES LLC

ANCORA ADVISORS, LLC

ANCORA FAMILY WEALTH ADVISORS, LLC

THE ANCORA GROUP INC.

INVERNESS HOLDINGS LLC

ANCORA HOLDINGS INC.

FREDERICK D. DISANTO

CINDY SCHULZE FLYNN

ROBERT D. MACKINLAY

KIMBERLY SMITH SPACEK

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Ancora Catalyst Institutional, LP, together with the other participants named herein (collectively, “Ancora”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of stockholders of Blucora, Inc. a Delaware corporation (the “Company”).

Item 1: On March 17, 2021, Ancora’s director nominees for election at the 2021 annual meeting of stockholders, Frederick D. DiSanto, Cindy Schulze Flynn, Robert D. MacKinlay and Kimberly Smith Spacek, issued an open letter to the advisors affiliated with the Company’s Avantax business:

Ancora Issues Open Letter to Advisors Affiliated With Blucora’s Avantax Business

CLEVELAND--(BUSINESS WIRE)--Ancora Holdings, Inc. (together with its affiliates, “Ancora”), which collectively with the other participants in its solicitation beneficially owns approximately 3.4% of the outstanding common stock of Blucora, Inc. (“Blucora” or the “Company”) (NASDAQ: BCOR), today issued the below letter from Frederick D. DiSanto, Cindy Schulze Flynn, Robert D. MacKinlay and Kimberly Smith Spacek to the more than 3,750 independent financial professionals affiliated with Avantax WM Holdings (“Avantax”). As a reminder, Ancora has nominated Mr. DiSanto, Ms. Schulze Flynn, Mr. MacKinlay and Ms. Smith Spacek for election to Blucora’s Board of Directors (the “Board”) at the Company’s 2021 Annual Meeting of Stockholders (the “Annual Meeting”). Ancora urges Blucora’s stockholders and stakeholders to visit www.ABetterBlucora.com to obtain important information, including instructions for how to vote on the WHITE Proxy Card to elect our four-member slate.

***

March 17, 2021

Dear Avantax Advisor:

Ancora has invested a significant amount of capital in Blucora based on a simple thesis: Avantax can become a gem of the wealth management industry and a growing, thriving business if its advisors finally receive the respect, support and treatment they deserve. We are writing to you today to emphasize that our slate understands advisors such as you have suffered for far too long due to Blucora's missteps and poor decisions. While we imagine you are frustrated by recent fee hikes and poor support, you should know that all four of us are committed to helping build a better Blucora if we are elected to the Company’s ten-member Board at the Annual Meeting on April 21st.

We recognize that the current Board’s decision-making and inattentiveness has led to Blucora:

•	Doubling down on a failed, six-year-old strategy that is predicated upon achieving what we view as non-existent synergies between Avantax and TaxAct.

•	Deploying approximately $940 million on acquisitions to build out Avantax and then hiring Chris Walters – the Company’s longest-tenured Board member – as Chief Executive Officer in 2020, despite the fact that he has no prior experience in the wealth management or tax advisory sectors.

•	Failing to sufficiently invest in organic growth and the resources that Avantax advisors need in today’s highly-competitive, technology-oriented environment.

•	Failing to run a credible review of strategic alternatives for TaxAct, even though a potential sale of the business could allow more resources to be put behind Avantax advisors.

•	Maintaining a corporate management team with insufficient experience in the wealth management sector and spending approximately $8 million on Mr. Walter’s compensation in 2020 during the pandemic.

•	Maintaining a boardroom that has insufficient experience in the wealth management sector, and spending approximately $2 million on director compensation in 2020 during the pandemic.

•	Rolling out an ill-conceived initiative to transition client assets away from the direct to fund (“DTF”) business and towards Avantax’s separately managed account (“SMA”) business, which, considering the average client account size, is likely to create a direct conflict due to an advisor’s fiduciary duty to a client and the higher fee structure of the SMA business.

•	Raising fees on advisors and retaining an uncompetitive pricing model after doubling the Company’s corporate costs by approximately $54 million in aggregate over a two-year period.[1] We suspect far too much of this capital went to executive compensation, Board fees and corporate expenses rather than value-add support for individuals like you.

•	Recently disclosing that the Company has already spent $625,000 fighting Ancora’s campaign for change – which seems outrageous given that Ancora publicly announced its nominations of director candidates just three weeks ago on February 25th. We believe it should be equally troubling to all of the Company’s stakeholders that it estimates spending a sizable seven-figure sum through the date of its Annual Meeting on April 21st. In our view, Blucora should not be wasting capital on high-priced consultants and external resources to quell stockholder-driven change that can benefit advisors.

•	Sending out a seemingly insulting public letter on March 15th that fails to acknowledge and address any of the largely self-inflicted issues plaguing Avantax, including the net loss of 100 advisors over the past 12 months.

Throughout this past winter, Ancora tried to privately engage with Blucora in an effort to address many of these alarming issues and offer solutions to help stem the tide of advisor attrition. Ancora’s overtures were met with dismissiveness and resistance despite Blucora’s record of value destruction and the recent exodus of advisors such as Reason Financial Group ($200 million in assets), Schexnayder Wealth Advisors ($190 million in assets), West Texas WealthCare ($175 million in assets) and Oestriecher Financial Management Services ($100 million in assets). Engagement was confined to discussions with Mr. Walters, with no independent Board member ever joining in the dialogue.

While Ancora did not want to run a public campaign and election contest, we could not sit on the sidelines as the Company continues to neglect Avantax and advisors such as you. This is why we nominated four highly-qualified director candidates with significant financial services experience for election to the Board. We hope the prospect of immediate help being on the way is a welcomed sign. That said, in the interim, we are urging Blucora’s leadership to institute a moratorium on the $60 DTF fee as a way to stem advisor attrition and protect the long-term value of Avantax, which is the advisor base at its core.

Please trust that each member of Ancora’s minority slate possesses unique experience and skills that can help Blucora’s current leadership finally understand your pain points and needs:

1 Company filings.

•	Frederick D. DiSanto, who is currently Chairman and Chief Executive Officer of Ancora, is an expert in the wealth management sector with strong experience serving on public company boards of directors.

•	Cindy Schulze Flynn, who is currently Chief Marketing and Communications Officer at United Home Mortgage, is a financial services industry expert with valuable experience in brand-building, business development, and internal and external communications.

•	Robert D. MacKinlay, who is currently Chief Financial Officer of Gardiner Service Company, is an experienced corporate and financial services industry executive. Mr. MacKinlay’s experience holding leadership positions at Cohen & Company, an award-winning financial and tax advisory firm with more than 600 professionals across the U.S., makes him an ideal Board member for Blucora. The fact that the Company has chosen to miscast his impeccable credentials just reinforces to us how little the current Board understands about the wealth management and tax advisory sectors.

•	Kimberly Smith Spacek, who is currently a Partner at Owl Creek Asset Management, is a financial services industry expert with deep experience in client engagement, investor relations and institutional and retail marketing – all skills that would benefit Blucora and Avantax.

It is important to underscore that Ancora and its nominees empathize with you because wealth management is in the firm’s DNA. Although it serves a different client segment, Ancora’s leadership knows what it is like to drive hundreds of miles to meet with a client. Ancora’s leaders also know what it is like to earn the trust of someone who is entrusting you with his or her life savings. It does not appear that Mr. Walters and his fellow directors know anything about the roll-up-your-sleeves aspects of the industry. We doubt they have any idea what it is like to sit across the table from a retired teacher, police officer, firefighter or small business owner who is counting on you to safeguard their financial future.

If elected to Blucora’s Board, we will bring a new mentality to the boardroom and work tirelessly to regain your trust through actions rather than words. We understand that Blucora needs to treat you like a prized and valued partner – not an affiliate or employee. We would work in a collegial, highly collaborative manner with the remaining incumbents to pursue a better corporate culture that incentivizes success and prioritizes recruitment and retention of top talent.

Sincerely,

Frederick D. DiSanto	Cindy Schulze Flynn	Robert D. MacKinlay	Kimberly Smith Spacek

***

About Ancora

Ancora Holdings, Inc. is an employee owned, Cleveland, Ohio based holding company which wholly owns four separate and distinct SEC Registered Investment Advisers and a broker dealer. Ancora Advisors LLC specializes in customized portfolio management for individual investors, high net worth investors, investment companies (mutual funds), and institutions such as pension/profit sharing plans, corporations, charitable & “Not-for Profit” organizations, and unions. Ancora Family Wealth Advisors, LLC is a leading, regional investment and wealth advisor managing assets on behalf families and high net-worth individuals. Ancora Alternatives LLC specializes in pooled investments (hedge funds/investment limited partnerships). Ancora Retirement Plan Advisors, Inc. specializes in providing non-discretionary investment guidance for small and midsize employer sponsored retirement plans. Inverness Securities, LLC is a FINRA registered Broker Dealer.

Contacts

For Investors:

Ancora Alternatives

James Chadwick

(216) 593-5048

jchadwick@ancora.net

Saratoga Proxy Consulting

John Ferguson

(212) 257-1311

Info@saratogaproxy.com

For Media:

Profile

Greg Marose / Charlotte Kiaie, (347) 343-2999

gmarose@profileadvisors.com / ckiaie@profileadvisors.com

Item 2: On March 17, 2021, the following materials were posted by Ancora to www.ABetterBlucora.com:

A BETTER BLUCORA

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Resources

Important Materials

Letter to Blucora Stockholders | March 10, 2021

Ancora Files Definitive Proxy Statement and Sends Letter to Blucora Stockholders | March 10, 2021

Ancora Nominates Four Highly-Qualified Candidates for Election to the Board of Blucora, Inc. | February 25, 2021

Ancora Sends Letter to Stockholders of Blucora, Inc. | February 25, 2021

Recent News Coverage

Ancora Nominates Blucora Directors, Pushes for Tax Business Sale | *Bloomberg* | February 25, 2021

Ancora Nominates Directors at Wealth, Tax Adviser Blucora | *The Deal* | February 25, 2021

Ancora nominates 4 at Blucora | *Activist Insight* | February, 25 2021

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Important Materials

Letter to Blucora Stockholders | March 10, 2021

Ancora Files Definitive Proxy Statement and Sends Letter to Blucora Stockholders | March 10, 2021

Ancora Nominates Four Highly-Qualified Candidates for Election to the Board of Blucora, Inc. | February 25, 2021

Ancora Sends Letter to Stockholders of Blucora, Inc. | February 25, 2021

Recent News Coverage

Ancora Nominates Blucora Directors, Pushes for Tax Business Sale | *Bloomberg* | February 25, 2021

Ancora Nominates Directors at Wealth, Tax Adviser Blucora | *The Deal* | February 25, 2021

Ancora nominates 4 at Blucora | *Activist Insight* | February, 25 2021

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